Exhibit 99.2     Transcript of conference call.

RadNet, Inc.

Third Quarter Earnings Conference Call

November 9, 2012

Operator:       Good day, everyone, and welcome to today's RadNet, Incorporated Third Quarter Earnings Conference. As a reminder, today's call is being recorded.

At this time, I would like to turn the call over to your host for today, Mr. Mark Stolper, Executive Vice President and Chief Financial Officer, of RadNet, Inc. Please go ahead, sir.

Mark Stolper:        Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet's Third Quarter 2012 Earnings Results.

 Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31st, 2011, and RadNet's quarterly report on Form 10-Q for the three-month period ended September 30th, 2012. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

 And with that, I'd like to turn the call over to Dr. Howard Berger, Chairman and Chief Executive Officer, of RadNet.

Dr. Howard Berger:       Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our third quarter 2012 results, give you more insight into the factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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To sum up our performance in the third quarter, I would use the term, steady and consistent. Despite being in year three of a recession, recessionary healthcare environment that has been characterized by low utilization, RadNet has been very effective in keeping its centers busy by taking share from local competitors and consolidating small operators at attractive acquisition multiples. The result is that we are financially stronger and more efficient from an operating perspective than ever before. And our relative strength with respect to our competitors and regional payers in our markets has increased substantially. With this quarter's results, our trailing 12 month revenue has increased to 681 million and our trailing 12 month EBITDA has increased to 121.4 million of adjusted EBITDA. Profitability has also significantly been enhanced during this difficult time period with our trailing 12 month net income reaching $12.1 million. There has been one thing I can point out—excuse me. There has not been one thing I can point out that has been the secret of this success. It's imply been achieved through evaluating and assessing all parts of our business for opportunities to cut cost, operate more efficiently and drive more revenue and procedural volume. This process is perpetual. I constantly challenge my team to improve and to date they've responded with results.

 During the third quarter our aggregate volumes, revenue, EBITDA and net income significantly exceeded our performance in last year's third quarter, driven by the contribution of acquisitions, we completed within the last year. On a same center basis, however, comparing the third quarters of this and last year our procedural volume decreased 2.2%. The majority of this decrease resulted from having one less business day in the quarter. We estimate that one less work day in this year's quarter relative to last year's quarter of 64 days impacted our aggregate and same center volumes and revenue by approximately 1.5%. So adjusting for this impact, our same center volumes and revenue were relatively on par with last year's quarter.

 We remain optimistic about the future for RadNet for a variety of reasons. First, as Mark will discuss in more detail in his prepared remarks, we completed the refinancing of our senior term loan and revolving credit facility shortly after the close of the third quarter. This offering was extremely well received by the debt marketplace and resulted in favorable pricing to us and a credit agreement that provides for significantly more operational flexibility than our prior credit agreement. The refinancing transaction eliminates all near term maturities from our capital structure; thus we can now focus on operating the business without having any looming concerns about tightening covenants or hampered flexibility that is generally associated with these credit agreements as an issuer approaches the maturity of the credit facilities. The refinancing has created significant flexibility for us with respect to financial covenant cushion and the ability to make modest purchases our—of our junior debt or other equity securities or distributions. The new agreement also provides us with ample ability to continue to make important acquisitions and investments in capital equipment and affords us the flexibility to establish or grow our joint venture and health system partnership business. In essence our new capital structure provides us the platform or framework from which to continue our business strategy.

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Second, we are approaching the successful completion of the integration of the CML and West Coast Radiology acquisitions. We are proud of the changes we've made to these operations and appreciate all the hard work and cooperation we've received from our regional operating staffs and our contracted radiology groups. Both acquired entities are showing improved performance and both have provided us with the prospects of increases for reimbursement from private payors in their respective markets.

Third, we see tremendous future benefit from our new relationship in New Jersey with the Barnabas Health System. We now have begun limited operations at the new joint venture imaging center in Cedar Knolls, New Jersey, and the facility should be fully online to all patients by year-end. This is an all digital multi-modality facility offering 3T MRI, PET/CT, CT, mammography, ultrasound and x-ray services. We are also working in conjunction with Barnabas to qualify all of the RadNet New Jersey centers with at least two of the major payor networks with whom we are currently not contracted. This, along with certain pricing negotiations, we are engaged with—in conjunction with Barnabas represents significant revenue and EBITDA opportunities for our New Jersey operations. Together, RadNet and Barnabas, have the opportunity to reshape the imaging landscape of Northern New Jersey in ways that will benefit patients and referring physicians alike. Our joint venture will increase patient access to high quality multi-modality imaging and provide comprehensive low-cost offering to referring physicians and regional health plans.

Fourth, we continue to move forward with voice recognition transcription services. We have partnered with M*Modal to integrate M*Modal's speech understanding technology into RadNet's radiology information technology solutions. This integration, which will now likely be completed in the first quarter of 2013, will provide advanced speech and documentation capabilities to RadNet's proprietary diagnostic software solutions. The technology gives radiologists high productivity, speed (ph) recognition, that streamlines the diagnostic report production process and produces higher quality documentation for referring physicians. The result of this integration will be a substantial cost savings from eliminating more expensive transcription cost, faster report turnaround to our referring physicians, as well as certain labor efficiencies we will achieve through the streamlining of related processes.

Lastly, we see a significant opportunity for us to simultaneously grow the business while deleveraging our balance sheet. Our free cash flow, per our guidance in 2012, should exceed $30 million. In 2013, we see the opportunity to increase this partly because of our lower debt cost, as well as the expiration of two interest rate swaps which Mike—which Mark will discuss in more detail during his prepared remarks. This substantial free cash flow provides us the ability to meaningfully repay debt and opportunistically make acquisitions at purchase multiples that are accretive to our equity and leverage neutral or deleveraging to our capital structure. Over the last several years, we have the experience where assets had been bought and sold for historically depressed multiples, typically in the three to four times EBITDA for some smaller operations. M&A activity for us remains robust and we will remain disciplined.

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As all of you are aware, Hurricane Sandy had a significant impact on the lives of those living in the Northeastern United States. This storm has affected thousands of East Coast businesses, including RadNet. During, and following the storms, many of our centers as far south as Maryland and as far north as Rhode Island, faced closures and loss of power. Patient transportation during and following the storm was disrupted because of poor road conditions and a disruption in the availability of gasoline. Not only was RadNet's business affected but so too were the businesses of our referring physician communities who face similar issues. We are pleased to report that all of our East Coast operations are now back online. While we are continuing to assess the effects of Hurricane Sandy, on our Eastern operations, and at this time are unable to quantify the financial effect with precision that the storm will have on the fourth quarter results. Regardless of Sandy's ultimate impact on our business, it should be recognized that the effects are one-time and non-recurring in nature. Our operation teams have responded wonderfully, causing our facilities to be some of the first medical operations to return to normalcy in their respective local healthcare communities. I would like to congratulate our local teams on their efforts and achievements which allowed our facilities to see patients as quickly as possible after the storm. Although we are hopeful that the extra business day in this year's fourth quarter, along with potential insurance proceeds, will help to soften the impact, we anticipate the storm will have a material impact on our fourth quarter performance.

In addition to the business effects of the storm, there was a human aspect as well. Many RadNet employees were personally affected by the trauma of the storm including those who are facing extensive personal property damage and disruption in their daily living conditions. In an effort to provide assistance to these individuals, other employees of RadNet made donations to a Storm Assistance Fund which was matched by the Corporation. The generosity we witnessed from our employees, many of whom are on the West Coast, was heartwarming and consistent with the way in which RadNet treats its employees and the culture under which our workforce operates. Some of those needing assistance continue to struggle and our hearts and prayers go out to these individuals and their families who are affected by the storm.

At this time, I'd like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights to our third quarter 2012 performance. When he is finished I will make some closing remarks.

Mark Stolper:        Thank you, Howard. I'm now going to briefly review our third quarter 2012 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. Lastly, I will discuss Medicare's final rule which was released last week which will govern our reimbursement for the Medicare portion of our business in 2013.

 In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period. A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

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With that said, I'd like now to review our third quarter 2012 results.

Our third quarter is a continuation of the stable and steady performance we've exhibited throughout this recessionary period. For the three months ended September 30th, 2012, RadNet reported revenue and adjusted EBITDA of $167 million and $28.6 million, respectively. Revenue increased $18.4 million or 12.4% over the prior year's same quarter, and adjusted EBITDA increased $1.6 million or 6% over the prior year's same quarter. The increase in revenue and adjusted EBITDA from the third quarter of last year was driven by procedural volume increases from acquired entities, most notably, the CML acquisition, which we completed last November, and the West Coast Radiology acquisition, we completed in April of this year.

As discussed in Dr. Berger's prepared remarks, the same center procedural volume was slightly down by 2.2% as compared to the third quarter of 2011, primarily the result of one less work day in this year's third quarter. Sadly, this breaks our string of same center volume increases of seven consecutive quarters. We are certain that organic growth over the past couple of years is unparalleled in the imaging industry. Based upon our volume comparison with our competitors, and in particular, with those we have seen as part of due diligence processes related to potential acquisitions, our conclusion is that we've been picking up share in our local markets in what remains a difficult operating environment. Over time, we expect this trend to continue for RadNet.

For the third quarter of 2012, as compared to the prior year's third quarter, our MRI volume increased 16%, CT volume increased 15.3% and PET/CT volume increased 15.9%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 10.2% over the prior year's third quarter.

In the third quarter of 2012, we performed 1,011,053 total procedures. The procedures were consistent with our multi-modality approach, whereby 77% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2012 were as follows: 130,885 MRIs, as compared with 112,551 MRIs in the third quarter of 2011; 96,109 CTs, as compared with 83,354 CTs in the third quarter of 2011; 5,948 PET/CTs, as compared with 5,132 PET/CTs in the third quarter of 2011; and 778,111 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray, and other exams, as compared with 716,218 of all these exams in the third quarter of 2011.

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Net income for the third quarter was $0.13 per diluted share, compared to a net income of $0.00 per diluted share in the third quarter of 2011, based upon a weighted average number of diluted shares outstanding of 39.9 million and 38.5 million for these periods in 2012 and 2011, respectively. Excluding a $2.8 million gain in the third quarter of 2012, from the de-consolidation of a joint venture, net income increased six—excuse me, net income increased from $0.00 per share in the third quarter of 2011 to $0.06 per share in the third quarter of 2012.

Affecting operating results in the third quarter of 2012 were certain non-cash expenses and non-recurring items, including the following: $2.8 million gain from the de-consolidation of the joint venture I mentioned earlier; $433,000 of non-cash employee stock compensation expense resulting from the vesting of certain options, warrants and restricted stock; $66,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $45,000 gain on the disposal of certain capital equipment; $767,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of their existing credit facilities; and $1.2 million fair value gain from our interest rate swaps net of amortization of accumulated comprehensive loss existing prior to April 6, 2010.

With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2012 was $13.9 million. This compares with GAAP interest expense in the third quarter of 2011 of $13.2 million. This slight increase is primarily due to incremental net debt on our books resulting from an increased revolver balance due to drawdowns to fund the acquisitions of CML Healthcare and West Coast Radiology operations, which were completed subsequent to the end of the third quarter of last year.

One important item to note with respect to our interest expense is that our two interest rate swaps will expire next week. Currently, because their rates are significantly out of the money relative to the spot rate of three-month LIBOR, as well as the LIBOR floor on our new term loan of 1.25%, upon expiration, RadNet is projected to save approximately $6 million of cash interest expense on an annualized basis. We are excited about being able to use this additional free cash flow for future deleveraging or business expansion opportunities.

For the third quarter of 2012, provision for bad debt expense was 3.9% of our revenue, compared with 3.7% for the third quarter of 2011. For the nine month period ended September 30th, 2012, our cash flow from operating activities was $55.6 million which was an increase over the same period last year of $34.1 million. Part of this increase in cash flow from operations this year resulted from a build-up of accounts receivable during the first nine months of 2011 related to our holding of billings from payers with whom we were engaged in negotiations pertaining to pricing for the CT of the abdomen and pelvis combined CPT code. Those negotiations were ultimately resolved and those billings were released and cash was collected.

With regards to our balance sheet, as of September 30th, 2012, we had $550.9 million of net debt, which is total debt less our cash balance, and we were drawn $59.8 million on our approximately $121 million revolving line of credit, primarily the result of the purchases of CML Healthcare and West Coast Radiology operations. This is a decrease in our net debt of $5.5 million compared with year-end 2011. During the quarter, we repaid $3.2 million of notes and leases payable. And in the third quarter, we had cash capital expenditures net of asset and imaging center dispositions of $9.5 million. Year-to-date, we had cash capital expenditures net of asset and imaging center dispositions of $32.1 million.

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On October 10th, subsequent to the closing of the third quarter, we completed the refinancing of our senior secured credit facilities for an aggregate amount of $451.25 million. The refinancing includes a new credit agreement providing for a $350 million senior term loan due October 10th, 2018, and a $101.25 million senior secured revolving credit facility due October 10th, 2017. The $350 million term loan and the $101.25 million revolving credit facility are floating rate facilities priced at LIBOR plus 425 basis points, subject to 1.25% LIBOR floor for the term loan only. The proceeds of the new credit facility's repaid our existing senior secured term loan in full, repaid a portion of the outstanding loans under our existing senior secured revolving credit facility, paid fees and expenses related to the transaction and were also used for general corporate purposes. While we are pleased that the annual interest cost of the new facilities is less than that of the old facilities, we are most excited that this financing positions us more effectively to execute our future strategic and business plans. By completing this transaction, we were able to successfully extend the maturities of the senior portion of our capital structure and provide for significantly enhanced operating flexibility.

Since December 31st, 2011, accounts receivable were essentially flat, increasing only about $300,000, and our net days sales outstanding, or DSOs, were 60.8 days as of the end of the third quarter, a decrease of approximately 1.8 days since year-end 2011.

I'll now take a few minutes to give you an update on 2013 reimbursement and discuss the impact of the recently released final rule by the Centers for Medicare and Medicaid Services, or CMS. I'll frame this discussion with a note that Medicare comprises about 21% of our revenue.

With respect to 2013 Medicare reimbursement, last week we received a matrix for the final rates for 2013 by CPT code. This supersedes the proposed CMS rule released in June of this year. We've completed an initial analysis and compared those rates to 2012 rates. We volume-weighted our analysis using expected 2013 procedural volumes. Our initial analysis shows a drop of approximately 5.5% for 2013 rates, representing to us an estimated 7 to $8 million revenue decrease for next year for our Medicare book of business. This estimation is approximately $1 million greater than the projection we made in June based upon the initial proposal from CMS. The primary reason for this slightly larger impact was a significant drop in reimbursement from two MRI CPT codes incorporating studies of upper and lower extremity joints including ankles, knees, shoulders, elbows and wrists and one ultrasound code pertaining to non-pregnancy-related transvaginal studies.

On last quarter's earnings call, we were pleased to report that we've—that we have received reimbursement rate increases as a result of negotiations we initiated with several significant East Cost private payers. These rate increases, along with cost savings we expect from integrating voice recognition transcription capabilities, will fully mitigate the effects of these Medicare cuts and any private payer follow-on that could.

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I'd now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger:        Thank you, Mark. We remain excited about the future for our business. RadNet remains a very small part of a hundred billion dollar industry; however we continue to distance ourselves from our competitors in our chosen core markets where we have been building scale and prominence over several decades. We are beginning to benefit from the scale with respect to pricing increases we've recently achieved on the East Coast from private payors. And I believe there is more to come on that front. Despite extremely difficulty—difficult operating conditions, I believe we are demonstrating the strength of our operating model and our performance continues to diverge from that of many of our industry competitors.

We will continue to organically grow our core imaging center business through marketing, contracting, targeted capital investment and equipment and information technology. We will capitalize on being advantaged relative to our local competitors with respect to size, access to capital and business acumen. And we will continue to consummate leverage-neutral or deleveraging transactions as we are mindful of protecting RadNet's overall leverage ratio and balance sheet profile. We will continue to build our ancillary business such as BreastLink, teleradiology and information technology platforms. We believe these businesses will feed off each other and drive core imaging volume to our outpatient facilities where we have high operating leverage and incremental profitability. These ancillary businesses, along with our core competency in owning and operating outpatient centers, will continue to drive partnership strategies like that we are demonstrating with Barnabas Health where RadNet will be the diversified radiology partner of choice bringing our comprehensive suite of services to bear.

In summary, we remain optimistic about RadNet's prospects and business opportunities for growth and look forward to updating you about our progress in all these endeavors.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:        Thank you. To the audience, if you have a question or comment today, please press star, then one, on your touch tone phone. For those of you joining us today using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. If you signal for a question prior to hearing these instructions on the call today, please repeat the process again by pressing star, one. We'll pause for just a moment.

First from Jefferies, we'll go to Brian Tanquilut.

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Brian Tanquilut:        Hey, good morning, guys. Howard, it seems like you guys are pretty happy with how you're doing with CML on the integration front of that spend. I know that it was a, you know, almost like a fixer-upper. So just wondering where we are today on realizing the synergies and how much more we have to squeeze—that we can squeeze out of CML? You know, obviously taking away the Hurricane Sandy impact on that one.

Dr. Howard Berger:         Thanks, Brian. Well there was really two facets of the CML integration. The first one which was the easier of the two was really to look at opportunities more at the corporate savings level with things like purchasing service contracts and other aspects of how RadNet operates its core businesses, along with some redundancy in corporate functions that allowed us cost savings with the reduction in employees. That part of it is pretty well complete at this point in time, and that probably took us a good six months to integrate that into the operation.

The second part of it is integrating the operation of centers which were directly competitive with some of the Maryland centers that we both operated in similar geographic regions. That part of it really was begun in the latter part of the third quarter and is continuing here through the fourth quarter and the first quarter of next year. We expect that most of that will be finished by the end of the first quarter of next year and by then we will probably have achieved virtually all of the benefits from the integration in full. So, if I had to quantitate (ph) this, I would say that we're about two thirds of the way through this process and have about another one third to go. I would only caution though that these get implemented and only then get realized on an LTM basis once something's been in place for a year. So I think our expectations are very much being met and maybe in some cases exceeded. But it is a complicated process given the amount of centers that existed and the amount of integration that was necessary.

Brian Tanquilut:        Okay. And then, Mark, to your comment on the Medicare rates and, Howard, I guess, you can answer this question too. I mean, the industry's basically been hit with Medicare cuts, gosh, like, almost every year since 2006, so just wondering, like, where you guys stand today as an industry? I mean, what are you seeing? Like, at what point does it stop?

Mark Stolper:         Well the one thing I'll mention is, back in 2009, Medicare communicated that they were on a plan with respect to imaging to phase-in a four-year program to lower the practice expense or the technical portion of the RVU calculation as it relates to imaging and they targeted variables such as the utilization factor as well as things like the malpractice factor and other areas of the formula. So 2013 does represent the fourth year of a four-year phase-in, so I guess we're not surprised, and I think we've been consistent in communicating over the past two years that we thought that there’d be continuing whittling down in Medicare reimbursement. So we're not surprised to see, you know, an incremental hit in 2013. We would hope and expect that after 2013 maybe they would focus their time and attention on other industries, but, you know, we'll have to see about that.

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So we're planning and preparing for, you know, additional cuts throughout this—these last three or four years and that's why we've been focused on, diligently, on initiatives that would try to pull cost out of our business and make our business more efficient, and then preparing ourselves or positioning ourselves to be in a place where we could go back to some of the private payers in our regional markets with strength and with leverage based upon our scale and try to get some concessions from them to essentially mitigate the pain and the pressure that we're feeling on the Medicare side. So this isn't really unexpected to us. How they've done it has been somewhat of a mystery. In 2013, as I mentioned, they're focused on a couple of MRI codes related to MRIs of the joints of the—both the upper and lower extremities as well as a one particular ultrasound code. So it's always been a mystery. It almost seems like they were trying to, you know, back-solve (ph) for a particular overall savings within the industry and then they just try to find a way to achieve those savings. And there isn't always a rhyme or reason or logic behind what they do.

Brian Tanquilut:        Hey, Mark, last question for you. So on your—in your prepared remarks you mentioned something about potential private payer follow through and how you can mitigate that. Just—and I know on one hand private pay is basically negotiated and you guys have the leverage there. But are you seeing some of these private payers say, "Hey, you just basically—you know, your Medicare rate was cut back and we need to take the same cut on those same CPT codes?" Thanks.

Mark Stolper:         No. When I use the term, private payer follow-on, we have a very small percentage, you know, it's not that material of contracts that are actually tied to Medicare.

Brian Tanquilut:        Mm-hmm.

Mark Stolper:         So, you know, it adds, you know, an additional hit to the Medicare but it's not very material. So, you know, the point I was trying to make in the prepared remarks was that the pricing increases, along with some of the cost savings related to our IT and voice recognition initiatives, together, mitigate both the Medicare impact and the non-Medicare impact of these changes in the RVU formulas.

Brian Tanquilut:        Gotcha. All right, thanks, guys.

Operator:         We'll go next to Darren Lehrich of Deutsche Bank.

Darren Lehrich:        Hi, good morning, everybody. Wanted to just follow-up a little bit more on the Medicare discussion. Mark, if we think about sequestration in the context of the 7 to $8 million that you're referring to, is that essentially another 2 or 3 million impact potentially if that 2% would be included in the Medicare rates for next year? Just want to confirm, you know, what the 7 to 8 million includes.

Mark Stolper:         Sure. If you look at the Medicare book of business that we have, it roughly equates to about $140 million on an annual basis, and what sequestration would do is to add an incremental 2% hit to our Medicare book of business. So, you know, that equates to roughly 2.5 to $3 million additional hit.

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Darren Lehrich:        Got it. Okay, that's what we thought. All right. And I guess, you know, as it relates to your comment about the CT of the abdomen and the fact that you've been able to, I guess, validate, essentially, what your original assumptions were, can you just confirm to us that that didn't result in any slippage of your collections and how you've been estimating it? Maybe just a thought on, you know, how you guys approach that.

Mark Stolper:         Sure. I talked about it a little in my prepared remarks in relation to—talking about working capital and how our DSOs have gone down from the beginning of the year, and in particular, how our operating cash flow of $55 million is so much greater for the nine-month period versus our cash flow from operations last year, and the comparison is so pronounced because during the nine-month period of last year we were building AR and building working capital due to holding back billings related to payers with whom we were in negotiations about fair pricing for the combined code of the CT abdomen and pelvis. Because if you'll recall...

Darren Lehrich:        Yes.

Mark Stolper:         At the beginning of last year, this change took the whole industry by surprise not only the operators but also the payors where Medicare created a brand new CPT code that was now a combined code for when we perform both the CT of the abdomen and the CTs in the pelvis on the same patient during the same visit. So each private payer now had to ascribe a value to that, or a price to that CPT code, and many of them picked a price that was more in line with a single CT exam as opposed to, you know, two CT exams. So we pushed back significantly particularly in regions where we had scale and leverage on the East Coast and we entered into negotiations with these private payers that started at the beginning of last year; many of those negotiations didn't—weren't completed until the third quarter and some even towards the end of last year.

The result in our negotiations with these payers is that many of them asked us to hold back billing for these codes, and as you'll recall, these are very common procedures, I think the most common CT procedures that we do as a Company, and so we built up AR by holding back these billings. And then finally when the negotiations were resolved we released the billings and ultimately, you know, got paid under, you know, based upon our normal DSOs with them based upon the result of those negotiations. So we were building AR in the first nine months. Since that nine month period we've now collected, you know, the vast majority of those monies and that's why you've seen our cash flow from operations increase so dramatically from the nine month period of last year.

Darren Lehrich:        Okay, that's helpful explanation. And just, you know, as we're thinking about some of the other risks out there potentially for 2013 on the rate side, is there anything specific in some of the changes that took place with California workers' compensation that would impact you? Just I know it's a small part of your business, but just want to be sure that we're thinking about that correctly.

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Dr. Howard Berger:         Hi, Darren, it's Howard. It is as you said a very small part of our business and a lot of it, of the workers' comp business in California, is also controlled through a broker network of people like One Call (ph) Medical where our rates are fixed regardless of what the reimbursement from the workers' comp payors is concerned. So we don't believe there's going to be any real impact at all that's worth discussing relative to the workers' compensation side of our business here in California.

Darren Lehrich:        Fair enough. Okay. And then, you know, obviously you're not in a position to really have a good answer on Sandy, but just as we think about the one-time effects of this, you know, obviously a lot of East Coast operations, being a New Jersey resident that, you know, I can speak to, will probably will impact your New Jersey centers for a couple of weeks at least, but maybe just remind us, East Coast as a percentage of total Company revenue and, you know, if you could give us a sense for New York/New Jersey as a percentage of total Company revenue, just to help us, you know, start framing that?

Mark Stolper:         Sure. The East Coast is roughly 60% of our revenue with California being the remaining amount. New Jersey, you know, represents—it by itself represents a 40-ish million dollar book of business for us on an annualized basis.

Dr. Howard Berger:         So about six—between 5 and 6%—5.5 and 6% of our revenue is New Jersey.

Darren Lehrich:        Okay. (Cross talking)

Dr. Howard Berger:         New York is in that same ball park.

Darren Lehrich:        Okay, that's real helpful. Last thing for me, just, you know, be curious to maybe have you size for us or, you know, give us some commentary on run rate of the, you know, the non-imaging side of the business. At this point, you obviously have a lot of business development activity and would be curious to, you know, get a handle on where some of those businesses stand from a revenue standpoint.

Dr. Howard Berger:         Well the—those businesses are probably pretty much static in terms of their revenue contribution to our overall revenue because the focus on those businesses really has been more for internal benefit than it has been for external sales. So things like our teleradiology business and the IT business with outside customers is not that much different than it was at the beginning of the year. So the two of those together are approximately 2% or so of our overall revenue and...

Mark Stolper:         Yes. If you add Imaging On Call to eRAD, you know, Imaging On Call's roughly a $15 million business; eRAD's about a 4 or $5 million business. So together they're about a $20 million annualized business, and because they're so immaterial from the standpoint of the overall RadNet we're not required to do segment reporting at this point.

Darren Lehrich:        Got it. Okay, fair enough. Thank you.

Operator:         And next from RBC, we'll hear from Miles Highsmith.

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Miles Highsmith:        Hey, good morning, guys. I know it'd be hard to give a specific percentage on this, but, I'm just wondering, you know, pro forma or considering the 2013 cut for last year, the phase-in, would it be directionally right to think about Medicare physician fee payments being probably 80-85% of the HOPPS payments, and again, adjusting for sequestration as well. Is that the right zip code or anything you can say along those lines?

Mark Stolper:         Yes. So it's been an interesting phenomenon to watch over the last few years because what—going back to 2007, Miles, if you'll recall, the reason why the Deficit Reduction Act created such a large reimbursement hit to the industry is because when they introduced the HOPPS schedule and now said, imaging—outpatient imaging is subject to the lower of the physician fee schedule and the HOPPS schedule, the HOPPS reimbursement for MRIs, CTs and test CTs were a substantial discounts—or were set at a substantial discount to the Medicare fee schedule and the hit to MRI was, you know, in the 25-30% range, the hit to CT was in the 20% range and the hit to PET/CT was, you know, in and around 40%. So we started in 2007 with a HOPPS schedule that was substantially lower than the physician fee schedule on the more advanced imaging modalities. What's taken place since 2007 has been that HOPPS, on an annualized basis, on an average, has gone up about 1.9% per year since 2007, and the physician fee schedule has been substantially decreased in the neighborhood of anywhere between, you know, roughly 2 and 5% per year so that when the HOPPS schedule was introduced in 2007 the vast majority of our advanced imaging was then being reimbursed under the HOPPS schedule. Today, about 80% of our advanced imaging modalities are now being governed by the Medicare fee schedule because the Medicare fee schedule's now been lowered to a point where most of the codes are lower than the HOPPS schedule.

Miles Highsmith:        Great, very helpful. Thanks a lot.

Operator:         Henry Reukauf of Deutsche Bank. Please go ahead. Your line is open.

Henry Reukauf:        Yes. I was just curious, I was looking at the same store volume growth and noticing, I guess, that you had a pretty good uptake in MRI and CT and PET and it looks like the routine procedures were actually off more than the rest of the business and that might have pulled it down. Another kind of competitor and same business with slightly different has been seen better MRI. Are you seeing any rebound in the MRI and the non-routine segments of the business with more of a slowdown in the routine? Is there any development—any kind of development there to talk about?

Dr. Howard Berger:         Well I think the reason for the slowdown in the routine side of it is directly related to lower patient visits to doctors' offices. As you would imagine, since, roughly speaking about 80%, maybe a little less than that, of our total business, is routine imaging, to the extent that there are fewer visits to the physician offices for routine check-ups or just even minor—or illnesses, the place that you would expect to be impacted first would be on the routine imaging. That's different than—somewhat, from—than a more advanced imaging that are generally more diagnosis-specific related. In other words, if somebody needs an MRI it's usually because they've got some kind of a pain or other condition that they don't electively put off going to the doctor for. So I think that's probably as good an explanation for the departure of the routine imaging from the advanced imaging, if that's I think what you were asking there, Henry.

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Henry Reukauf:        No, that is what I was asking. But also, just where you've seen any sort of, you know, kind of acceleration in some of the more advanced stuff, advanced imaging, vis-à-vis where it had been in the past.

Dr. Howard Berger:         No, I don't think there is really acceleration. I think if you look at most of the data that is being produced, you know, utilization for imaging in general is down. I think one of the reasons that we've been a little bit more successful in avoiding that is because we're technologically improving, you know, our centers with more competitive scanning capabilities as well as capabilities to do other procedures that older technology couldn't. And I think you are beginning to see an erosion of the small operators not just through acquisition but who are kind of folding up their businesses and that business has to go elsewhere. But overall, I would be very surprised to find somebody who (inaudible) increase their business in MRI or PET scanning that are claiming is a result of increasing utilization as opposed to kind of rearranging the chairs on the deck of the Titanic.

Henry Reukauf:        Okay. And then, I don't think you mentioned guidance, is that confirmed, same guidance that you had out there before for the full year?

Mark Stolper:         We didn't confirm guidance. When we look at it—you know, I can discuss it now. At this point we're towards the high end of our revenue guidance; our guidance is 648 to 688, on an LTM basis we're at 681. We're above the range of our EBITDA guidance; our adjusted EBITDA guidance was 120 to 130, and we're at 121 and change through the three quarters. Our cap ex guidance is between 35 and 40 million; we're at 32 right now. And our cash interest expense is between 46 and 51; we—I think we'll be towards the low end of that which is great. And then our free cash flow generation is between 30 and $40 million of free cash flow which we think that will, you know, will, you know, be somewhere in that range.

So we feel pretty good about the guidance. The only thing that—what we don't know is where the fourth quarter numbers are going to come in relative to Hurricane Sandy, and so, you know, the only—of those six—of those five metrics I went through in terms of our guidance, the only guidance that we might have some jeopardy meeting is the EBITDA because right now we're at 121 and change and the low end of our guidance is 120. So it just all depends upon where our EBITDA in the fourth quarter comes in relative to the fourth quarter of last year which was where we produced EBITDA of about 32 million last year.

Henry Reukauf:        Okay. Thanks very much.

Operator:         We'll move on to Kyle Smith of Jefferies. Please go ahead.

Kyle Smith:        Hi, good morning, gentlemen. Just two quick questions for me. Mark, thanks for that commentary earlier on the cash flow from operations; that was helpful. As we think about 2013, should we be expecting a more neutral cash contribution from working capital, maybe a little bit of scaling as the top line grows, or is there anything unusual that we should be expecting as we go forward?

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Mark Stolper:         Yes, good question. No, I don't think that there will be anything unusual that we would see in 2013 relative to 2012. What we saw between 2011 and 2012 was certainly extraordinary with those negotiations that were going on, and, you know, it was—it pained us to hold back billings because it affected our cash flow, it increased our DSOs, it, you know, it, you know—it made our balance sheet, you know, from our perspective, you know, not look as attractive. So we don't see anything like that going on in 2013. So I would expect our working capital to be much more neutral in 2013 and, you know, to the extent that we do grow the business, you know, it builds slightly.

Kyle Smith:        Okay, great. And then the other question is, now that you've got a more flexible covenant structure in place, and you're seeing historically low acquisition multiples out there, what do you view as the gating factors that affect your ability to, you know, execute on transactions? And should we be seeing any material change in pace as we go forward?

Mark Stolper:         Sure. Yes, before I address that I wanted to say one more—one other thing as I was thinking about our cash flow from operations. It will be improved next year based upon the expiration of our swaps which will give us, you know, between that and slightly lower interest cost an additional $7 million of cash flow from operations. So they're—you know, that's the one caveat to what I'd said earlier.

Kyle Smith:        Okay, great.

Mark Stolper:         But to address your second question, you know, from the standpoint of the flexibility in our credit agreement, we do have, you know, quote/unquote, an unlimited acquisition basket, which, you know, which we had before, frankly, so the gating item in terms of doing acquisitions is really just the availability and attractiveness of acquisitions that fit our criteria, which is multi-modality operations in existing markets that can be bought, you know, between three times, you know, trailing EBITDA to, you know, to the low fours. We're very focused on our balance sheet and making sure that, you know, we don't do any acquisitions that would ultimately, you know, create more leverage, you know, to our balance sheet. So everything has to be leverage-neutral to deleveraging from our perspective. And, we do have a robust pipeline at this point; mostly of smaller operators, you know, in our existing markets, none of which would take, you know, a significant amount of capital or require us to, you know, to raise, you know, additional dollars. So—and we don't really see an end to this.

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This is a trend we've been seeing, you know, over—really the last five years since the Deficit Reduction Act of 2007—you know, which—it was implemented in 2007. And, you know, we get calls and enquiries through our website and through our operations teams, you know, on a weekly basis from smaller operators who are looking for more certainty in their future and, you know, they recognize that scale, operating efficiency and clout with the regional payers is becoming more and more important particularly in this recessionary environment and they look at RadNet network and the RadNet model as something that's attractive to them and gives them the ability to potentially take a few dollars off the table today but then gives them long term stability for their operations, for their employees, and if they're radiologists, you know, for their ability to continue to be a practicing physician. So I would expect us to, you know, doing next year as we go forward of taking our free cash flow and continuing to do these tuck-in transactions as well as taking some of that free cash flow and actually paying down some of our debt.

Kyle Smith:        Okay, great. Thank you very much and I hope things return to normal for your employees and patients in the East Coast as soon as possible.

Dr. Howard Berger:         Thank you.

Mark Stolper:         Thanks, Omar (ph).

Operator:         Omar Vaishnavi of Blue Mountain Capital has our next question.

Mark Stolper:         Oh sorry, that (inaudible).

Omar Vaishnavi:        Thanks for taking my questions. I have three main questions. One, on Sandy, I know you guys don't have specifics, but a couple of questions around it. One, were any centers actually damaged in the hurricane?

Dr. Howard Berger:         No, none were damaged to the point where it would keep the center or any piece of equipment in the center from being operational.

Omar Vaishnavi:        Okay, great. And then second question is, do you guys have business interruption insurance, and if so, can you quantify how it works?

Dr. Howard Berger:         Well that's probably a question that a lot of people are asking themselves. The answer is yes, we have business interruptions insurance. The way that we've been able to assess it is that while we have a deductible like all business interruption insurances that this is—because it's designated by a single act, in this case, one storm, meaning Sandy, all of the operations will fall under that single claim, we believe, with a single deductible. And I believe our deductible's $50,000. So from that standpoint we have what we believe is very good insurance for this as well as excess insurance if the claims go above the amount of our base business interruption insurance.

Part of the issue that we face is that, you know, just like the conditions that continue to exist in the Manhattan or the New York City area and Northern New Jersey, this is an ongoing problem because while our centers are operational there are many businesses that are not operational. As all of you I'm sure are aware watching the news, there is rationing of gas which means that people can not even do the routine things that they need to do let alone get to the doctors' offices, if indeed those doctors' offices are open. So the fact that we've returned, if you will, to normal operations, doesn't mean that the level of referrals that we're able to see are indeed coming in through our phone centers. So there's a good news with this as far as it relates to RadNet; there's a bad news in terms of it being really a disaster, if not a catastrophe, for the Northeastern United States. And I believe the effects of this will be ongoing, as they are today, perhaps for another couple of weeks, based on the response of the various governmental agencies.

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Omar Vaishnavi:        Thank you, that's helpful. My second question was, you know, when you guys did the refinancing you guys gave an EBITDA number which was per your credit agreement, which was, as of Q2, quite a bit higher than where it is on an LTM basis today, can you guys provide that same credit agreement figure for the third quarter period?

Mark Stolper:         No, we don't provide that publicly. We did it as an 8-K relative—in conjunction with the financing and that's the only time that we've, you know, we've provided that pro forma number that has been a number that's been private and only shared with the private lenders.

Omar Vaishnavi:        Okay, thanks. And the last question's just around acquisitions. So you guys say you've been buying these acquisitions at three to four times trailing EBITDA, last year you did 27 million in your Q3 quarter, since that quarter you spent about $50 million on just imaging center acquisitions excluding your teleradiology businesses, so if you take that 50 million and you assume—you divide it by four, you get 12.5 million of annual EBITDA contribution, if you divide that by four for its quarterly impact you should have realized over 3 million in EBITDA contribution. So your 27 should have gotten to 30 million instead of just 28.5. You know, are these acquisitions really being done on four times trailing or are there a lot of synergy assumptions over time that are being baked in? And the reason I'm asking this is, you know, your own stock trades between 5 and 5.5 times EBITDA depending on what range you're using for the year, and I'm just wondering whether these acquisitions are really that attractive given you as the best player in the industry has same store volumes and pricings basically flat to down year on year and your competitors must be doing a lot worse.

Mark Stolper:         Yes. If you look at our—let me address it by saying this. It's difficult to look at any one particular quarter because, you know, there's a lot going on in any one quarter, but if you look at a time period you can see the benefit here. If you look at the first nine months of 2012, year-to-date we're at $89.1 million of EBITDA; relative to last year we were at $83.2 million of EBITDA. So we essentially have $6 million of additional EBITDA in the first nine months, and that's even taking into account the fact that this quarter we had challenged—or negative, you know, growth on the existing business. So we are seeing it come through. You're just—you can't just—and because of the normal cycles of our business with respect to the cyclicality of the quarters, you can't just look at one quarter and do that type of division. But we are, you know, significantly ahead of our nine month EBITDA last year.

Dr. Howard Berger:         Let me make another—one other comment on that, Mark. The 50 million that you mentioned is heavily weighted towards CML; that's about 40 of the—it's actually a little bit more than that, it was 41...

Mark Stolper:         Right.

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Dr. Howard Berger:         Wasn't it, Mark, the...

Mark Stolper:         Forty-one.

Dr. Howard Berger:         Yes, 41 of the 50 million, and that 41 million of the CML acquisition basically has all pro forma EBITDA built into us which we will realize and are realizing over time. So that was not bought, if you will, with the same kind of LTM EBITDA multiple that our typical acquisitions give—afford us, so that's one that we have to realize through the quarters. We're doing a very good job of it and it will indeed give us the same kind of metrics, if not even better, but it will not be something that you can just take and parse it out, perhaps with the math that you've used, given the fact that it's a ramping EBITDA that's primarily coming through synergies in the case of about 80% of that spend.

Omar Vaishnavi:        Got it, that's helpful. I did the math, by the way, from Q3 '10 to Q3 '11 and got the same result without using the CML acquisition but maybe looking at it on a quarterly basis isn't the right way to do it. Last clarifying question; when you guys say the savings from the M*Modal voice recognition in conjunction with—you know, are going to—in conjunction with your private payer increases are going to offset the lower Medicare reimbursement, are you including all the savings and efficiencies from the eRAD implementation in that or is that separate?

Dr. Howard Berger:         Yes, that would be separate.

Omar Vaishnavi:        Okay. Great, thank you.

Operator:         As a final reminder to the audience today, it is star, then one for questions.

From Robotti & Company, we'll go Alan Weber.

Alan Weber:        Good morning, almost a good afternoon. But kind of a follow-up to the previous question, but, you know, when you talk about the decline in reimbursement rates, you know, you'll offset from, you know, private payer you'll get a better rate and the speech recognition. Then you mentioned you're going to get benefits from the eRAD you just said from the Barnabas and the full integration of CML for all of 2013, and of course the interest savings. Can you quantify what that theoretically would be?

Mark Stolper:         Well at this point we're not comfortable in doing that because that will go—I think that will be spoken to in the guidance that we released for 2013. That's how we build our guidance; we take our core business from the prior year and then we do all the ins and outs; the ins being, you know, acquisitions that will have greater contribution in 2013, it'll be cost savings from our IT, from—both from eRAD, from speech recognition; and then outs would be any other things such as reimbursement kits and the like. So I think what you're getting to or what might be implied in your question is that the benefits will likely outweigh the negative so that, you know, our 2013, barring anything else that we, you know, find out over the next few months, should be higher than our 2012 levels. Like, you know, I can say that fairly confidently, you know, right now but it's—I don't want to quantify all that. One because we haven't done the work (inaudible). Essentially it'd be giving guidance several months ahead of where we're normally comfortable in doing so.

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Alan Weber:        Okay. I was—partly I'm just kind of wondering even like the Barnabas kind of just, more than just conceptual, what that really means financially next year for the Company?

Dr. Howard Berger:         Yes, I'll answer that. I think we really are uncertain right now because we're in the process of substantial negotiations with payors regarding new centers, existing centers and opportunities within the Barnabas relationship which are probably going to take us another, you know, 60 days, at least until the end of the year to get very comfortable with. What I can safely say is that wherever our New Jersey operations are outside of the impact on the storm will be enhanced by the relationship with Barnabas for next year's in—for next year in a number of ways. But this is a rather lengthy and laborious process to deal with, a number of payors and a number of particular situations within the Barnabas Health System that we're aggressively working at.

Alan Weber:        But long term you're still very positive about this.

Dr. Howard Berger:         (Inaudible) extremely positive about it.

Alan Weber:        Right. Okay. I guess my final question is, for this year or even next year, you know, in the past you talked about the cap ex being I think 35 or 40 million, how much of that this year is growth cap ex and what is your expectation for next year?

Dr. Howard Berger:         Again, that'll be kind of a guidance question that, or comment, that we'll make in the next quarter's earnings call. But this year was probably about half and half, and next year I think it might a little bit weighted more towards growth cap ex than it is—than it was this year, and I think it will, you know, be in the same ball park that we experienced this year.

Alan Weber:        Okay, great. Thank you very much.

Dr. Howard Berger:         And thank you.

Operator:         And it appears we have no further questions at this time. Gentlemen, I will turn the conference back over to you for any final closing remarks.

Dr. Howard Berger:         Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and look forward to our next call.

Operator:         Thank you. Again, that does conclude today's conference. We thank you all for joining us.